EXHIBIT 99.2

Crosstex Energy, Inc.
Unaudited Pro Forma Combined Financial Statements

Introduction

The following are our unaudited combined pro forma balance sheet as of March 31, 2012, and our unaudited combined pro forma statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012.

The unaudited pro forma combined balance sheet assumes that the following transactions occurred on March 31, 2012:

•                  the acquisition (the “Clearfield Acquisition”) by a wholly-owned subsidiary of Crosstex Energy, L.P. (the “Partnership”) of Clearfield Energy, Inc. (“Clearfield”) for $210.0 million in cash before working capital adjustments;

•                  the Partnership’s issuance of $250.0 million in aggregate principal amount of 7.125% senior unsecured notes due 2022 (the “2022 Notes”) for net proceeds of $245.0 million, net of transaction costs, the proceeds of which were used to partially finance the Clearfield Acquisition;

•                  the Partnership’s offering of 10,120,000 common units at a unit price of $16.28 ($15.63 net of transaction costs) for net proceeds of $157.8 million, the proceeds of which were used to partially finance the Clearfield Acquisition.

Our unaudited pro forma combined statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012 reflect the aforementioned transactions as if each such transaction occurred as of January 1, 2011.

The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of Crosstex Energy, Inc. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments.

Management believes that the adjustments provide a reasonable basis for presenting the significant effects of the Clearfield Acquisition, issuance of the 2022 Notes and issuance of common units. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Crosstex Energy, Inc. had the Clearfield Acquisition, the 2022 Notes issuance or issuance of common units actually been completed as of the dates indicated. Moreover, the statements do not project the financial position or results of operations of Crosstex Energy, Inc. for any future date or period.

CROSSTEX ENERGY, INC.

Unaudited Pro Forma Combined Balance Sheet

March 31, 2012

(In thousands, except unit data)

	Crosstex Historical	Clearfield Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$26,790	$—	$245,000	(a)	$89,482
			18,776	(b)
			(201,084	)(d)
Accounts and notes receivable, net:
Trade, accrued revenues, and other	130,931	21,475	—		152,406
Fair value of derivative assets	1,274		—		1,274
Natural gas and natural gas liquids, prepaid expenses and other	16,352	2,676	(2,459	)(c)	16,569
Total current assets	175,347	24,151	60,233		259,731
Property and equipment, net of accumulated depreciation	1,252,271	46,421	52,379	(d)	1,351,071
Fair value of derivative assets	131	—	—		131
Intangible assets, net of accumulated amortization	438,734	—	37,600	(d)	476,334
Goodwill	—	—	165,966	(d)	165,966
Investment in limited liability company	39,860	—	—		39,860
Assets held for sale	—	27,394	(27,394	)(c)	—
Other assets, net	24,206	10,147	5,000	(a)	29,822
			(9,531	)(c)
Total assets	$1,930,549	$108,113	$284,253		$2,322,915
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, drafts payable, and other	$16,389	$39,671	$—		$56,060
Accrued gas purchases	80,203	—	—		80,203
Fair value of derivative liabilities	4,843	—	—		4,843
Other current liabilities	47,444	181	1,000	(d)	48,625
Accrued interest	8,991	—	—		8,991
Total current liabilities	157,870	39,852	1,000		198,722

Long-term debt	852,883	—	250,000	(a)	963,883
			(139,000	)(b)
Liabilities directly related to assets held for sale	—	3,514	(3,514	)(c)	—
Other long-term liabilities	23,156	3,726	(3,554	)(c)	37,328
			14,000	(d)
Deferred tax liability	84,605	1,688	(5,100	)(b)	149,671
			68,478	(d)
Fair value of derivative liabilities	110	—	—		110
Stockholders’ equity	811,925	59,333	162,876	(b)	973,201
			(32,316	)(c)
			(1,600	)(d)
			(27,017	)(d)
Total liabilities and stockholders’ equity	$1,930,549	$108,113	$284,253		$2,322,915

CROSSTEX ENERGY, INC.

Unaudited Pro Forma Combined Statement of Operations

Three Months ended March 31, 2012

(In thousands, except unit data)

	Crosstex Historical	Clearfield Historical	Pro Forma Adjustments		Pro Forma

Revenues	$371,709	$66,660	$—		$438,369
Operating costs and expenses:
Purchased oil, gas and NGLs	271,956	52,819	—		324,775
Operating expenses	27,806	6,664	—		34,470
General and administrative	15,606	1,669	—		17,275
Gain on sale of property	(98)	(1)	—		(99)
Loss on derivatives	2,169	—	—		2,169
Impairments	—	—	—		—
Depreciation and amortization	32,196	1,444	709	(e)	34,349
Total operating costs and expenses	349,635	62,595	709		412,939
Operating income (loss)	22,074	4,065	(709)		25,430
Other income (expense):
Interest expense, net of interest income	(19,380)	(44)	(3,898	)(f)	(23,322)
Other income	12	128	—		140
Total other (expense) income	(19,368)	84	(3,898)		(23,182)
Income (loss) from continuing operations before non-controlling interest and income taxes	2,706	4,149	(4,607)		2,248
Income tax benefit (provision)	63	(1,910)	1,312	(g)	(535)
Net income (loss) from continuing operations	2,769	2,239	(3,295)		1,713
Less: Net income (loss) from continuing operations attributable to the non-controlling interest in the Partnership’s net income	3,594	71	(928	)(h)	2,737
Net income (loss) attributable to Crosstex Energy, Inc.	$(825)	$2,168	$(2,367)		$(1,024)

Net loss per common share:
Basic and diluted common share	$(0.02)				$(0.02)

Weighted average shares outstanding:
Basic and diluted common share	47,350				47,350

CROSSTEX ENERGY, INC.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2011

(In thousands, except unit data)

	Crosstex Historical	Clearfield Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Midstream	$2,013,942	$252,926	$—		$2,266,868
Total revenues	2,013,942	252,926	—		2,266,868
Operating costs and expenses:
Purchased oil, gas and NGLs	1,638,777	208,823	—		1,847,600
Operating expenses	111,778	26,473	—		138,251
General and administrative	55,516	3,974	—		59,490
Loss (gain) on sale of property	264	(12)	—		252
Loss on derivatives	7,776	—	—		7,776
Depreciation and amortization	125,358	5,543	3,070	(e)	133,971
Total operating costs and expenses	1,939,469	244,801	3,070		2,187,340
Operating income	74,473	8,125	(3,070)		79,528
Other income (expense):
Interest expense, net of interest income	(79,227)	(488)	(17,655	)(f)	(97,370)
Other income	707	311			1,018
Total other expense	(78,520)	(177)	(17,655)		(96,352)
(Loss) income from continuing operations before non-controlling interest and income taxes	(4,047)	7,948	(20,725)		(16,824)
Income tax benefit (provision)	2,768	(2,540)	1,120	(g)	1,348
Net income (loss) from continuing operations	(1,279)	5,408	(19,605)		(15,476)
Less: Net income (loss) from continuing operations attributable to the non-controlling interest in the Partnership’s net income	4,728	(5)	(11,739	)(h)	(7,016)
Net (loss) income attributable to Crosstex Energy, Inc.	$(6,007)	$5,413	$(7,866)		$(8,460)

Net loss per common share:
Basic and diluted common share	$(0.12)				$(0.17)

Weighted average shares outstanding:
Basic and diluted common share	47,150				47,150

Crosstex Energy, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

Offering and Transactions

The unaudited pro forma combined balance sheet assumes that the following transactions occurred on March 31, 2012:

•                  the acquisition (the “Clearfield Acquisition”) by a wholly-owned subsidiary of Crosstex Energy, L.P. (the “Partnership”) of Clearfield Energy, Inc. (“Clearfield”) for $210.0 million and direct acquistion costs of $1.6 million;

•                  the Partnership’s issuance of $250.0 million in aggregate principal amount of 7.125% senior unsecured notes for net proceeds of $245.0 million, net of transaction costs, the proceeds of which were used to partially finance the Clearfield Acquisition;

•                  the Partnership’s offering of 10,120,000 common units at a unit price of $16.28 ($15.63 net of transaction costs) for net proceeds of $157.8 million, the proceeds of which were used to partially finance the Clearfield Acquisition.

Our unaudited pro forma combined statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012 reflect the aforementioned transactions as if each such transaction occurred as of January 1, 2011.

The following is a reconciliation of Clearfield’s Audited Financial Statements for the year ended March 31, 2012 to the year ended December 31, 2011 for Pro Forma Presentation. Clearfield was on a year ended March 31 reporting year.

Reconciliation of Clearfield March 31, 2012 financials

to Year Ended December 31, 2011

(In thousands, except unit data)

	Clearfield Audited financial as of March 31, 2012	Less: Jan- March 2012	Plus: Jan- March 2011	Year ended December 31, 2011

Revenue	$255,909	$66,660	$63,677	$252,926
Total revenues	255,909	66,660	63,677	252,926
Operating costs and expenses:
Purchased oil and gas	210,177	52,819	51,465	208,823
Operating expenses	26,983	6,664	6,155	26,473
General and administrative	4,951	1,669	692	3,974
Gain on sale of property	(3)	(1)	(10)	(12)
Depreciation and amortization	5,656	1,444	1,330	5,543
Total operating costs and expenses	247,764	62,596	59,632	244,801
Operating income	8,145	4,065	4,045	8,125
Other income (expense):
Interest expense, net of interest income	(288)	(44)	(245)	(488)
Other income	360	128	80	311
Total other expense	72	84	(165)	(177)
Income from continuing operations before non-controlling interest and income taxes	8,217	4,149	3,879	7,948
Income tax provision	(3,783)	(1,910)	(667)	(2,540)
Income from continuing operations, before discontinued operations	4,434	2,239	3,212	5,408
Discontinued operations:
Income from discontinued operations, net of tax	3,866	1,947	2,603	4,521
Loss from sale of discontinued operations, net of tax	(11,427)	(8,234)	(1,944)	(5,137)
Discontinued operations, net of tax	(7,561)	(6,287)	658	(616)
Net income (loss)	$(3,127)	$(4,048)	$3,872	$4,792
Less: Net income (loss) from continuing operations attributable to non-controlling interest	48	71	18	(5)
Net income (loss) attributable to Clearfield	$(3,175)	$(4,119)	$3,854	$4,797

Pro Forma Adjustments to Balance Sheet

a)              Reflects the Partnership’s issuance of $250.0 million in aggregate principal amount of the 2022 Notes for net proceeds of $245.0 million, net of $5.0 million of transaction costs.

b)             Reflects the Partnership’s issuance of 10,120,000 common units for net proceeds of $157.8 million ($15.63 per common unit) and the use of proceeds to repay $139.0 million of all outstanding bank debt with the remaining net proceeds of $18.8 million in cash. Also reflects the reduction of $5.1 million in our deferred tax liability attributable to this unit issuance relating to difference between our book and tax investment in the Partnership which is offset as a $5.1 million increase to additional paid-in-capital in stockholders’ equity.

c)              Reflects the elimination of assets reflected in Clearfield’s balance sheet as of March 31, 2012 that the Partnership did not acquire, including assets held for sale and affiliate receivables, and the elimination of certain liabilities reflected in Clearfield’s balance sheet as of March 31, 2012 that were not assumed in the acquisition, including liabilities directly related to assets held for sale and employee retirement obligations.

d)             Reflects the use of $201.1 million of proceeds (net of working capital adjustments as of March 31, 2012 and $1.6 million of transaction costs) from the Partnership’s 2022 Notes issuance per (a) above to acquire the stock of Clearfield. The adjustments to property and equipment, intangible assets, goodwill, deferred taxes and equity reflect the preliminary purchase price allocation adjustments in accordance with FASB Accounting Standards Codification 805 — “Business Combinations.”  The adjustments to liabilities reflect the recognition of additional purchase obligations of $10.0 million for right-of-way and $5.0 million for additional benefit obligations.  The deferred tax liability was adjusted to reflect the impact of carryover tax basis as compared to the book purchase price due to the acquisition of the Clearfield stock as opposed to an asset acquisition, whereas the Partnership would not have a difference between financial and tax basis.

Pro Forma Adjustments to Consolidated Statement of Operations

e)              Reflects additional depreciation and amortization expenses realized from the assets acquired by the Partnership from Clearfield as if the acquisition had occurred on January 1, 2011. The additional depreciation and amortization expenses were calculated based on a straight line basis over 15 years.

f)                Represents the adjustment to historical interest expense on debt to be retired and interest expense on the 2022 Notes as follows (in thousands):

	Three Months Ended March 31 , 2012	Year Ended December 31, 2011
Increase in interest due to:
71/8% Senior Unsecured Notes due 2022	$4,454	$18,059
Decrease in interest due to:
Pay down of credit facility	(681)	(904)
Increase in amortization of deferred financing costs
71/8% Senior Unsecured Notes due 2022	125	500
Pro Forma increase to interest expense	$3,898	$17,655

g)             Reflects the adjustment of income tax expense for the estimated tax expense associated with our new subsidiaries acquired in the Clearfield Acquisition (the “Clearfield Entities”). Certain of the Clearfield Entities, that primarily hold only fixed-rate financial instruments, will be treated as a C corporation for tax purposes and therefore are required to pay income tax of estimated incremental annual amount of $1.8 million on their net income, whereas the income (loss) from the remainder of the Clearfield assets will primarily passthrough to the unitholders of the Partnership similar to the Partnership’s legacy results, including a minor portion to us. Historically, Clearfield was owned by a C-Corporation and all its results were subject to income tax.

h)             Reflects the change in interest of non-controlling partners in the Partnership due to the Clearfield Acquisition, the Partnership’s issuance of the 2022 notes and the Partnership’s 10,120,000 common unit issuance.